EXHIBIT 21.1

Subsidiaries of iPayment Holdings, Inc.	Jurisdiction of Incorporation
iPayment, Inc.	Delaware

Subsidiaries of iPayment, Inc.
1st National Processing, Inc.	Nevada
Cambridge Acquisition Sub, LLC	Delaware
CardPayment Solutions, L.L.C.	Delaware
CardSync Processing, Inc.	California
E-Commerce Exchange, Inc.	Delaware
iFunds Cash Solutions, LLC	Nevada
iAdvantage, LLC	Delaware
iPayment Acquisition Sub LLC	Delaware
iPayment of California, LLC	Tennessee
iPayment of Maine, Inc.	Delaware
IPMT Transport, LLC	Delaware
MSC Acquisition Sub, LLC	Delaware
NPMG Acquisition Sub, LLC	Delaware
Online Data Corp.	Delaware
Petroleum Card Services, LLC	Delaware
Quad City Acquisition Sub, Inc.	Delaware
TS Acquisition Sub, LLC Flagship Merchant Services, LLC	Delaware Delaware
iPayment Sales, LLC	Delaware
CreditCardProcessing.com, LLC	Delaware